EXHIBIT 99.1

Company Contact:	Investor Relations Contact:
Mr. Richard F. Fitzgerald	CCG Investor Relations
Chief Financial Officer	Mr. Athan Dounis, Account Manager
TechPrecision Corporation	Phone: 1-646-213-1916
Tel: 1-610-246-2116	Email: athan.dounis@ccgir.com
Email: Fitzgeraldr@techprecision.com	Mr. Crocker Coulson, President
www.techprecision.com	Phone: 1-646-213-1915
Email: crocker.coulson@ccgir.com
Website: www.ccgir.com

FOR IMMEDIATE RELEASE

TechPrecision Corporation Announces $4.8 Million Increase in Backlog

Incremental Order from Largest Customer Results in Backlog Increase to $25.5 Million

Westminster, MA – May 12, 2010 – TechPrecision Corporation (OTC Bulletin Board: TPCS) (“TechPrecision”, or “the Company”), a leading manufacturer of large-scale, high-precision machined metal fabrications with customers in the alternative energy, medical, nuclear, defense, aerospace and other commercial industries, today reported that its backlog has increased to $25.5 million, an increase of more than $4.8 million compared to the $20.7 million backlog as of March 15, 2010.  The comparable backlog at June 30, 2009 was $14.4 million.

TechPrecision’s backlog as of the quarter ended December 31, 2009 was $15.7 million, increasing to $18.1 million as of the end of January, 2010, and $20.7 million as of April 15, 2010. The $4.8 million net, increase during the last 60 days incorporates orders from several verticals, including $4.7 million in new orders from its largest customer, GT Solar, an $870,000 order extension under a defense related production program, and a $700,000 new order from a national laboratory customer, offset by shipped orders against the existing backlog.

“The strong cumulative growth of our backlog over the past five months demonstrates recovery dynamics in key markets we serve as well as our overall team effort to meet customer commitments, ensuring valued supplier relationships with customers who participate in those verticals,” said Mr. Louis Winoski, Interim CEO of TechPrecision Corporation.   “We have added almost $10 million in business to our backlog since January 1, 2010 executing on our goal to rebuild the business and create a diversified engine for sustainable growth. This progress demonstrates that many of our markets are rebounding and that we remain a valued manufacturing resource for customers.  Specifically, we have seen increased activity from our largest customer, who has delivered $4.7 million in new orders over the last 30 days, as well as our top-tier customers within the defense sector.   We continue to anticipate that the improvement in the industrial sectors we serve and our expanded investment in business development initiatives will enable us to transition more of our opportunity pipeline into firm orders, further expanding the backlog. Ultimately, the recovery of our core business, in tandem with our enhanced investment in business development activity, will provide additional visibility and stability for our business moving forward.”

About TechPrecision Corporation

TechPrecision Corporation, through its wholly-owned subsidiary Ranor, Inc., manufactures metal fabricated and machined precision components and equipment. These products are used in a variety of markets including: alternative energy, medical, nuclear, defense, industrial, and aerospace to name a few. TechPrecision’s goal is to be an end-to-end service provider to its customers by furnishing customized and integrated “turn-key” solutions for completed products requiring custom fabrication and machining, assembly, inspection and testing.  To learn more about the Company, please visit the corporate website at http://www.techprecision.com.  Information on the Company’s website or any other website does not constitute a part of this press release.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes,” expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the Company’s ability to generate business from long-term contracts rather than individual purchase orders, its dependence upon a limited number of customers, its ability to successfully bid on projects, and other risks discussed in the company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.